Exhibit 23.1


                              Marcum & Kliegman LLP
                              ---------------------
                   Certified Public Accountants & Consultants
     A Limited Liability Partnership Consisting of Professional Corporations


            INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM'S CONSENT


We consent to the use in this Registration Statement of Cell Power Technologies, Inc. (The "Company") on Form SB-2 of our report dated March 31, 2004 on the financial statements of Cell Power Technologies LLC, appearing in the Prospectus, which is part of this Registration Statement, which report includes an explanatory paragraph as to an uncertainty with respect to the Company's ability to continue as a going concern. We also consent to the reference to our firm under the caption "Experts" in such Prospectus.


/s/ Marcum & Kliegman LLP

New York, New York
November 16, 2004